Exhibit 99.1

Nephros Announces Listing on Nasdaq Capital Market

SOUTH ORANGE, NJ, August 13, 2019 – Nephros, Inc. (OTCQB: NEPH), a commercial-stage company that develops and sells high performance water purification products to the medical device and commercial markets, today announced that its common shares have been approved to list on the Nasdaq Capital Market (“Nasdaq”).

“I am grateful to the Nephros team and our strategic partners who have aligned behind our collective goal of putting patients first in water safety management,” said Daron Evans, President and CEO of Nephros. “We have met the Nasdaq listing criteria at a time when Nephros has also established a solid foundation in the hospital infection control market and is poised to build additional pillars in the pathogen diagnostic and commercial water markets. The listing of the Company’s stock on Nasdaq aligns well with the company’s growth trajectory and our commitment to maximize shareholder value.”

Nephros expects its common stock to begin trading on the Nasdaq Capital Market at the opening of trading on August 14, 2019. The stock will trade under its existing CUSIP number 640671400, and its existing ticker symbol “NEPH.”

About Nephros, Inc.

Nephros is a commercial stage company that develops and sells high performance water purification products to the medical device and commercial markets. Nephros ultrafilters are used in hospitals and medical clinics for added protection in retaining bacteria (e.g., Legionella, Pseudomonas) and viruses from water, providing barriers that assist in improving infection control in showers, sinks, and ice machines. Additionally, Nephros ultrafilters are used by dialysis centers for assisting in the added removal of endotoxins and other biological contaminants from the water and bicarbonate concentrate supplied to hemodialysis machines and patients.

Nephros filters, including AETHER™ brand filters, improve the taste and odor of water and reduce biofilm, bacteria, and scale build-up in downstream equipment. Nephros and AETHER™ products are used in the health care, food service, hospitality, and convenience store markets.

For more information about Nephros, please visit our website at www.nephros.com. ww.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the expected timing of trading of Nephros’ common stock on the Nasdaq Capital Market, anticipated product and market developments, and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including changes in business, economic and competitive conditions, delays in integrating Biocon, and the availability of financing or other capital when needed. These and other risks and uncertainties are detailed in Nephros’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Contact:

Investor Relations Contact:

Kirin Smith, President

PCG Advisory, Inc.

(646) 863-6519

ksmith@pcgadvisory.com

Andy Astor, COO & CFO

Nephros, Inc.

(201) 345-0824

andy@nephros.com